Exhibit 99.1

Rosetta Stone Inc. Reports First Quarter 2010 Results

•                  Total Revenue of $63.0 million, Up 25% from First Quarter 2009

•                  International Revenue Growth of 275% Over First Quarter of 2009

•                  GAAP Net Income of $0.24 Per Share, Up 26% from First Quarter 2009; Non-GAAP EPS Excluding Litigation Expenses Up 71% Year-Over-Year

ARLINGTON, VA — May 6, 2010 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today reported record revenues and earnings for its first quarter of 2010.

Total revenue for the first quarter of 2010 was $63.0 million, an increase of 25% compared to $50.3 million in the prior-year period.  GAAP net income for the first quarter was $5.0 million, representing $0.24 per share, an increase of 26% from the first quarter of 2009.  Adjusted EBITDA was $9.2 million for the first quarter of 2010, and operating EBITDA was $7.0 million, which includes the change in deferred revenue. Non-GAAP net income was $5.6 million, representing $0.26 per share, an increase of 24% from the first quarter of 2009. GAAP and non-GAAP net income for the first quarter of 2010 include $3.2 million, or $0.10 per share, of legal expenses related to the company’s lawsuit seeking to prevent Google Inc. from infringing upon Rosetta Stone’s trademarks.  Excluding the litigation expenses, non-GAAP net income per share was $0.36, representing a 71% increase over the first quarter of 2009.

A reconciliation of GAAP to non-GAAP results, as well as an explanation of these measures, is provided below.

“The first quarter of 2010 was highlighted by strong revenue growth and profitability as well as excellent performance in each of our key markets,” said Tom Adams, president and chief executive officer, Rosetta Stone.  “Our consumer business delivered solid performance, including total consumer unit volume that was 10% above the first quarter last year.  We saw continued momentum from our U.S. institutional business, where revenues were up 37% over the same period last year.  And, significantly, we experienced further acceleration in our international business, which generated 275% growth in the quarter.”

Adams added, “Our two major growth initiatives for 2010 — international expansion and transformation of our product platform — are on track.  We are scaling our capabilities internationally, where, as our first quarter performance demonstrated, we have seen exceptional growth and expect these markets will contribute a growing proportion of our revenues over the long-term.  We are also on target to launch in the third quarter a significant product platform innovation: Rosetta Stone® Version 4 TOTALe™.   This new suite of products will have greater appeal and efficacy with a wider range of price points, and is expected to enable us to capture increased customer lifetime value and attract a broader range of market segments.  We are committed to investing significantly in these two key areas to further extend Rosetta Stone’s position as the leading technology-enabled language-learning provider in the world and to drive future growth.”

First Quarter 2010 Operational and Financial Highlights

•                  Sales Bookings — Sales bookings, which is revenue plus the change in deferred revenue, for the first quarter were $60.8 million, a 21% increase over the $50.2 million reported in the first quarter of 2009.

•                  Revenue Mix — Product revenue for the first quarter was $53.7 million, or 85% of total revenues, while subscription and service revenue was $9.3 million, representing the remaining 15% of total revenues. Consumer revenue grew 23% over the first quarter of 2009 to $49.4 million and represented 78% of total revenues. Institutional revenue grew 37% over the first quarter of 2009 to $13.6 million over the same period, and represented 22% of revenue.

•                  International Growth — International revenue accounted for 17% of the company’s total revenue in the first quarter, up from 6% in the first quarter of 2009. International revenue was $10.5 million, or 275% over the first quarter of 2009.

•                  Average Sales Price Per Unit and Unit Volume — Total consumer unit volume increased 10% from the first quarter of 2009. Average sales price per unit increased 12% from the first quarter of 2009 to $388, a record level.

•                  GAAP and non-GAAP Operating Income — GAAP operating income for the first quarter was $6.9 million. Non-GAAP operating income, which excludes stock-based compensation expense and amortization of intangibles, was $7.8 million for the first quarter of 2010, or 12% of revenues.

•                  Cash and Cash Equivalents — At March 31, 2010, cash and cash equivalents were $98.7 million, an increase of $3.5 million from December 31, 2009.

Financial Outlook for the Second Quarter and Full-Year 2010

Rosetta Stone today provided financial guidance for the second quarter and reiterated its prior revenue and profitability guidance for the full-year 2010.

Second Quarter 2010:

•                  Total revenue of $63 million to $66 million, with total sales bookings of $66 million to $69 million

•                  Non-GAAP diluted net income per share of $0.05 to $0.07, and GAAP diluted net income per share of $0.02 to $0.04

•                  Operating EBITDA, as defined above, of $6.0 million to $6.8 million

•                  Diluted weighted-average shares outstanding of approximately 21.3 million

Rosetta Stone’s expectations regarding the second quarter 2010 GAAP and non-GAAP net income reflect the following anticipated expenses:

•                  Expenses associated with the launch of the Rosetta Stone Version 4 TOTALe product offering of approximately $2.0 million related to marketing preparation activities.

•                  Litigation expenses of approximately $1.8 million related to the previously mentioned lawsuit against Google Inc.

Full-Year 2010:

•                  Total revenue of $286 million to $299 million, with total sales bookings of between $310 million and $325 million

•                  Non-GAAP diluted net income per share of $0.90 to $1.00, and GAAP diluted net income per share of $0.78 to $0.88

•                  Operating EBITDA of $58 million to $65 million

•                  Diluted weighted-average shares outstanding of approximately 21.5 million

Rosetta Stone’s expectations regarding 2010 GAAP and non-GAAP net income reflect the following anticipated expenses:

•                  Expenses associated with the launch of the Rosetta Stone Version 4 TOTALe product offering of approximately $7.5 million in the aggregate during the second, third and fourth quarters of 2010.

•                  Litigation expenses of approximately $5.0 million related to the previously mentioned lawsuit against Google Inc.

Non-GAAP Financial Measures

This press release contains five non-GAAP financial measures: non-GAAP net income, non-GAAP net income per share, Adjusted EBITDA, Operating EBITDA and non-GAAP operating income. These measures differ from GAAP in that they exclude amortization primarily related to acquired intangibles, and stock-based compensation expenses. Adjusted EBITDA is GAAP net income or loss plus interest expense, income tax expense, depreciation, amortization and stock-based compensation expenses. Operating EBITDA is Adjusted EBITDA plus the change in deferred revenue. An additional non-GAAP financial measure in this press release is total sales bookings, which represents executed sales contracts received by the company that are either recorded immediately as revenue or as deferred revenue. In addition, constant currency represents revenues with the cost/benefit of currency movements removed. Management uses the measure so that business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Rosetta Stone’s international business performance. Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the company’s Board of Directors. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

Management typically excludes the amounts described above when evaluating the company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the company’s operating performance due to the following factors:

•                  Amortization of Acquired Intangibles. Amortization costs and the related tax effects are fixed at the time of an acquisition, and then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

•                  Stock-based Compensation. Although stock-based compensation is an important aspect of compensation of the company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.

•                  Total Sales Bookings. Although revenues are an important aspect of measuring company performance, the company believes total sales bookings will better reflect the company’s performance as the company transitions to a greater amount of subscription sales resulting in the recording of increased deferred revenue to be recognized in periods after the initial sales are completed.

•                  Deferred Revenue. At the time a customer enters into a binding subscription agreement, the company classifies the amounts received, as well as the amounts on billed and uncollected amounts due from customers, in advance of revenue recognition as deferred revenue. As the company transitions to a greater amount of subscription sales the company believes its GAAP earnings will no longer be reflective of the company’s underlying performance and as such believes adding the changes in deferred revenue to its Adjusted EBITDA will better reflect the company’s operating performance.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements. In addition, they are subject to inherent limitations, because they reflect the exercise of judgments by management about which expenses and items of income are excluded from these non-GAAP financial measures and may not be calculated in the same manner as other companies’ similarly titled non-GAAP measures.

In order to compensate for these limitations, management presents its non-GAAP financial measures in connection with its GAAP results. Rosetta Stone urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Webcast and Conference Call

This news release and the accompanying tables should be read in conjunction with the additional content that is available on the company’s website, which includes supplemental financial information as well as a webcast of a conference call that the company will host to discuss the first quarter 2010 financial results and its outlook for fiscal year 2010. The conference call is scheduled for May 6, 2010 at 4:30 p.m. eastern time (ET).

To access this call, dial 877-604-9668 (domestic) or 719-325-4838 (international). Additionally, a live webcast of the conference call will be available at http://investors.RosettaStone.com. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

Following the conference call, a replay will be available until May 20, 2010 at 888-203-1112 (domestic) or 719-457-0820 (international). The replay pass code is 3621741. Individuals can access the webcast, as well as the press release and supplemental financial information, at http://investors.RosettaStone.com.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages. Rosetta Stone provides interactive solutions that are acclaimed for the speed and power to unlock the natural language-learning ability in everyone. Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, Va. For more information, visit RosettaStone.com®.

“Rosetta Stone”, “TOTALe”, “Rosetta World” and “Rosetta Studio” are trademarks of Rosetta Stone Ltd.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including our guidance for the second quarter of 2010 and the full year 2010, our long-term growth prospects, the expected release dates of Rosetta Stone Version 4 TOTALe and “Rosetta Stone Mini”, the costs of our launch of Rosetta Stone Version 4 TOTALe and our litigation with Google. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “project,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “seek,” “may,” or “will.” These forward-looking statements reflect the company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: demand for language learning software; the advantages of our products, technology, brand and business model as compared to others; our ability to maintain effective internal controls or to remediate material weaknesses; our cash needs and expectations regarding cash flow from operations; our product development plans, including our plans to introduce Rosetta Stone Version 4 TOTALe and the “Rosetta Stone Mini” and an introductory language learning offering; the appeal and efficacy of Rosetta Stone Version 4 TOTALe, the “Rosetta Stone Mini” and the introductory language learning offering, and our expectations regarding capturing lifetime value and a broader range of market segments through such offerings; our plans regarding expansion of our marketing initiatives and sales force; our international expansion plans; our plans to increase our kiosks and retail relationships; our ability to manage and grow our business and execute our business strategy; our financial performance; adverse trends in general economic conditions; the costs associated with our lawsuit against Google, seeking to prevent Google from infringing upon our trademarks; and the costs associated with being a public company and the other factors described more fully in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year period ended December 31, 2009, which is on file with the U.S. Securities and Exchange Commission. The company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Contacts

Rosetta Stone Inc.
Investor Contact:
Christopher Martin, 703-387-5927
cmartin@rosettastone.com
or
Media Contact:
Reilly Brennan, 703-387-5863
rbrennan@rosettastone.com

Source: Rosetta Stone Inc.

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Product	$53,734	$42,839
Subscription and service	9,280	7,445
Total revenue	63,014	50,284

Cost of revenue:
Cost of product revenue	7,780	5,943
Cost of subscription and service revenue	862	484
Total cost of revenue	8,642	6,427

Gross profit	54,372	43,857

Operating expenses
Sales and marketing	28,361	23,612
Research and development	5,470	4,843
General and administrative	13,643	9,887
Total operating expenses	47,474	38,342

Income from operations	6,898	5,515

Other income and (expense):
Interest income	77	30
Interest expense	(8)	(315)
Other income (expense)	(8)	97
Total other income (expense)	61	(188)

Income before income taxes	6,959	5,327
Income tax provision	1,954	2,132

Net income	$5,005	$3,195

Net income per share:
Basic	$0.25	$1.65
Diluted	$0.24	$0.19

Common shares and equivalents outstanding:
Basic weighted average shares	20,258	1,939
Diluted weighted average shares	21,060	17,095

ROSETTA STONE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2010	2009
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$98,720	$95,188
Restricted cash	53	50
Accounts receivable (net of allowance for doubtful accounts of $967 and $1,349, respectively)	27,685	37,400
Inventory, net	10,689	8,984
Prepaid expenses and other current assets	7,557	7,447
Deferred income taxes	5,844	6,020
Total current assets	150,548	155,089

Property and equipment, net	17,913	18,374
Goodwill	34,858	34,838
Intangible assets, net	10,693	10,704
Deferred income taxes	5,530	5,565
Other assets	941	872
Total assets	$220,483	$225,442

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,616	$1,605
Accrued compensation	6,420	10,463
Other current liabilities	23,758	25,638
Deferred revenue	22,307	24,291
Income tax payable	454	4,184
Total current liabilities	55,555	66,181

Deferred revenue	1,552	1,815
Other long-term liabilities	913	1,011
Total liabilities	58,020	69,007

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $0.001 par value; 10,000 and 10,000 authorized; zero and zero shares issued and outstanding at March 31, 2010 and December 31, 2009	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 20,524 and 20,440 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	2	2
Additional paid-in capital	131,983	130,872
Accumulated income	30,790	25,785
Accumulated other comprehensive loss	(312)	(224)
Total stockholders’ equity	162,463	156,435
Total liabilities and stockholders’ equity	$220,483	$225,442

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2010			March 31, 2009
	GAAP	Adjustments	non-GAAP	GAAP	Adjustments	non-GAAP
Revenue:
Product	$53,734	$—	$53,734	$42,839	$—	$42,839
Subscription and service	$9,280	—	9,280	7,445	—	7,445
Total revenue	63,014	—	63,014	50,284	—	50,284

Cost of revenue:
Cost of product revenue (1)	$7,780	(13)	7,767	5,943	(3)	5,940
Cost of subscription and service revenue	$862	—	862	484	—	484
Total cost of revenue	8,642	(13)	8,629	6,427	(3)	6,424

Gross profit	54,372	13	54,385	43,857	3	43,860

Operating expenses
Sales and marketing(2)	$28,361	(178)	28,183	23,612	(87)	23,525
Research and development(3)	$5,470	(253)	5,217	4,843	(147)	4,696
General and administrative(4)	$13,643	(444)	13,199	9,887	(273)	9,614
Total operating expenses	47,474	(875)	46,599	38,342	(507)	37,835

Income from operations	6,898	888	7,786	5,515	510	6,025

Other income and (expense):
Interest income	$77	—	77	30	—	30
Interest expense	$(8)	—	(8)	(315)	—	(315)
Other income	$(8)	—	(8)	97	—	97
Total other income (expense)	61	—	61	(188)	—	(188)

Income before income taxes	6,959	888	7,847	5,327	510	5,837
Income tax provision (5)	$1,954	333	2,287	2,132	191	2,323

Net income	$5,005	$555	$5,560	$3,195	$319	$3,514

Net income per share:
Basic	$0.25		$0.27	$1.65		$1.81
Diluted	$0.24		$0.26	$0.19		$0.21

Common shares and equivalents outstanding:
Basic weighted average shares	20,258		20,258	1,939		1,939
Diluted weighted average shares	21,060		21,060	17,095		17,095

(1)          Represents stock based compensation expense of $13 and $3 in 2010 and 2009, respectively

(2)          Represents stock based compensation expense of $164 and $54 in 2010 and 2009, respectively and amortization of intangible expense of $14 and $33 in 2010 and 2009, respectively

(3)          Represents stock based compensation expense of $253 and $147 in 2010 and 2009, respectively

(4)          Represents stock based compensation expense of $444 and $273 in 2010 and 2009, respectively

(5)          Non-GAAP tax rate of 37.5%

ROSETTA STONE INC.

Reconciliation of Net Income to Operating EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net income	$5,005	$3,195
Interest (income)/expense, net	(69)	285
Income tax expense	1,954	2,132
Depreciation and amortization	1,454	1,224
Stock-based compensation	874	477
Adjusted EBITDA	$9,218	$7,313

Change in deferred revenue	(2,247)	(42)
Operating EBITDA	$6,971	$7,271